SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                   PRELIMINARY PROXY STATEMENT
 PURSUANT TO SECTION 14A OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant     [X]
Filed by a Party other than the Registrant    []

Check the appropriate box:

[] Preliminary Proxy Statement
[] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[] Definitive Additional Materials
[] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      BIOCONTROL TECHNOLOGY, INC.
           (Name of Registrant as Specified in its Charter)


Payment of Filing Fee

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     6(i)(2) Or Item 22 (a)(2) of Schedule 14a
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     Act Rules 14a-6(i)(3)
[]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
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        Computed pursuant to Exchange Act Rule 0-11 (set forth
        the amount On which the filing fee is calculated and state how it was Determined):
     4) Proposed maximum aggregate value of the transaction:
     5) Total fee paid:

[X] Fee paid previously with preliminary materials
[]  Check box if any part of the fee is offset as provided by
    Exchange Act Rule 0-11(a)(2) and identify the filing for
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    the previous filing by Registration statement number, or
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          (1) Amount Previously Paid:
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                   BIOCONTROL TECHNOLOGY, INC.
                     2275 SWALLOW HILL ROAD
                      PITTSBURGH, PA 15220



January 5, 2000


Dear Shareholder:

     You are invited to attend a Special Meeting of Shareholders to be held on February 7, 2000 at the Holiday Inn, Washington, PA.

     The accompanying Notice of Special Meeting and Proxy
Statement provide information about the matter to be acted upon by the shareholders.

     The Board of Directors appreciates your continued support and urges you to vote FOR the item presented.



                                   Sincerely,




                                   Fred E. Cooper
                                   CEO



                   BIOCONTROL TECHNOLOGY, INC.
                     2275 Swallow Hill Road
                      Pittsburgh, PA  15220
                     Telephone 412-349-1811

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                 TO BE HELD ON FEBRUARY 7, 2000




The Special Meeting (the "Special Meeting") of the stockholders of Biocontrol Technology, Inc., a Pennsylvania Corporation (the
"Company") will be held at the Holiday Inn, Washington, Pennsylvania, on February 7, 2000 at 9:00 a.m., local time, for the following purpose:

1. To amend the Company's Articles of Incorporation, as amended; to increase the number of authorized shares of common stock to 1,700,000,000, as set forth in the Proxy Statement.

                           By Order of the Board of Directors



                           ___________________________________
                            David E. Staudenmaier, Secretary



Date:  January 5, 2000



PLEASE NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE
 SPECIAL SHAREHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF
OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.


Those stockholders who are unable to attend the Special Meeting in person are respectfully urged to indicate their choices, execute and return the enclosed proxy card at their earliest convenience to Proxy Tabulation Dept., Chase Mellon Shareholder Services, 450 West 33rd Street, 15th Floor, New York, New York 10001. Promptness in returning the enclosed proxy card will be appreciated. Proxies must be returned no later than February 4, 2000. Any Proxy may be revoked by the Stockholder before it is voted at the Special Meeting by either: written notice to the Secretary, by submission of a Proxy bearing a later date, or by attending the Special Meeting and voting in person.




                   Biocontrol Technology, Inc.
             The Bourse, Building 2500, Second Floor
         2275 Swallow Hill Road | Pittsburgh, PA  15220
              (412) 429-0673   FAX  (412) 279-1367


                   BIOCONTROL TECHNOLOGY, INC.

 The approximate mailing date of this Proxy Statement is January 5, 2000


                         PROXY STATEMENT
               FOR SPECIAL MEETING OF STOCKHOLDERS
                        February 7, 2000

The accompanying proxy is furnished by Biocontrol Technology, Inc. in connection with the solicitation of proxies by the Board of Directors on all matters and may be revoked by the Shareholder at any time before it is voted by giving written notice to the Secretary of the Company or by executing and delivering a proxy with a later date. The expense of this solicitation is to be borne by the Company, and the Company will reimburse persons holding stock in their name or in the names of their nominees for the expenses incurred in sending proxies and proxy materials to their principals.

The Company had outstanding 956,108,496 shares of common stock, par value $.10 per share, as of December 10, 1999 the date for determining the security holders of record entitled to vote at the meeting (the "Record Date"). Each share of common stock is entitled to one vote in all matters brought before the Shareholders, without cumulative voting.


          SOLICITATION OF PROXIES AND VOTING PROCEDURES

The enclosed Proxy is solicited on behalf of the Board of Directors. The expenses of solicitation, including the cost of preparing, handling, printing and mailing the Notice of Special
Meeting, Proxy and Proxy   Statement, the aggregate of which is
estimated   to   be approximately $80,000, has been or will be
paid by the Company.   The Company will pay Chase Mellon
Shareholder Services, its Registrar and Transfer Agent, for its assistance in the solicitation of proxies and will reimburse brokers and other persons holding shares in their names or those of their nominees for their expenses for sending Proxy materials to principals and obtaining their proxies.

Shareholders are urged to specify their choice, date, and sign
and return the enclosed proxy in the enclosed envelope.   Prompt
response is helpful and your cooperation will be appreciated. Each share of common stock outstanding as of the Record Date is entitled to one vote on each matter submitted to the stockholders for a vote at the Meeting. The matters submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether a matter has been approved by the stockholders. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter (commonly referred to as "broker non-votes"), those shares will not be considered as present and entitled to vote with respect to that matter.

Proxies may be revoked prior to voting by either: written notice to the Secretary; submission of a proxy bearing a later date; or by attending the Meeting and voting in person.


Transfer Agent

ChaseMellon Shareholder Services in New York, New York acts as the Company's Registrar and Transfer Agent for its common and preferred stock. The Company acts as its own warrant registrar transfer agent.


                    DESCRIPTION OF SECURITIES

BICO's authorized capital currently consists of 975,000,000
shares of common stock, par value  $.10 per share and 500,000 shares of cumulative preferred stock, par value  $10.00 per
share.   As of December 10, 1999, there were 956,108,496
shares of common stock and zero shares of preferred stock outstanding.

Preferred Stock

The Articles of Incorporation of BICO authorize the issuance of a
maximum   of 500,000 shares of non-voting cumulative convertible
preferred stock, and authorize the Board of Directors of BICO to divide such class of preferred stock into series and to fix and determine the relative rights and preferences of the shares.

As of December 10, 1999 the Company had zero outstanding shares of preferred stock.

Common Stock

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, for example, the holders of over 50% of the outstanding common stock voting for the election of directors could elect the entire slate of the Board of Directors of BICO, and the holders of the remaining common stock would not be able
to elect any member to the Board of Directors.   As of December
10, 1999, there were 956,108,496 shares of common stock outstanding.

In the event of liquidation or dissolution of BICO, holders of the common stock are entitled to receive on a pro rata basis all
assets of BICO   remaining after satisfaction of all liabilities
including liquidation preferences granted to holders of the preferred stock of BICO.

Dividends

The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its preferred stock in 1983, and a common stock dividend on its preferred stock in 1988) since its inception, and cash dividends are not presently contemplated at any time in the foreseeable
future.    The Company anticipates that any excess funds generated
from operations in the foreseeable future will be used for working capital and for investment in research and new product development, rather than to pay dividends.

In accordance with the Company's Articles of Incorporation, cash
dividends are restricted under certain circumstances.   Holders
of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof. Any such dividends are subject to the prior right of holders of the Company's preferred stock to receive any
accrued but unpaid dividends.   Further, common stock dividends
may be paid only to the extent the net assets of BICO exceed the liquidation preference of any outstanding preferred stock.

Employment Agreement Provisions Related to Changes in Control

BICO has entered into agreements (the "Agreements") with Fred E. Cooper, David L. Purdy, Anthony J. Feola, Glenn Keeling, and two non- executive officer employees. The Agreements provide that in the event of a "change of control" of BICO, BICO is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of the outstanding shares of common stock of the Company immediately
after the change in control.   In general, a "change of control"
is deemed to occur for purposes of the Agreement: (I) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreements), or
(iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Warrants

As of December 10, 1999, there were outstanding warrants to purchase 16,179,462 shares of the Company's common stock at exercise prices of between $0.06 and $4.03 per share. These warrants are held by members of the Company's Scientific Advisory Board, certain employees, officers, directors, loan guarantors, lenders and consultants.

The holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of common stock for any purpose until such warrants have been duly exercised and payment of the exercise price has been made.

                  MARKET PRICE FOR COMMON STOCK

The Company's common stock is traded on the electronic bulletin board under the symbol "BICO". On December 10, 1999, the closing bid price for the common stock, was $.066. The following table sets forth the high and low closing prices for the Company's common stock during the calendar periods indicated,through September 30, 1999.

Calendar Year                    High            Low
and Quarter

1997            First Quarter    $1.500          $ .625
                Second Quarter   $1.000          $ .3125
                Third Quarter    $ .719          $ .3125
                Fourth Quarter   $. 406          $ .0937

1998            First Quarter    $ .250          $ .0937
                Second Quarter   $ .1875         $ .0313
                Third Quarter    $ .359          $ .0313
                Fourth Quarter   $ .126          $ .049

1999            First Quarter    $ .084          $ .049
                Second Quarter   $ .340          $ .048
                Third Quarter    $ .125          $ .070


As of December 10, 1999, the Company had approximately
80,000 holders, including those who hold in street name, for its common stock, and zero holders for its preferred stock.


                     SELECTED FINANCIAL DATA

              FOR NINE MONTHS ENDED SEPTEMBER 30th


                               1999                    1998
Total Assets               $25,474,473             $16,746,625

Long-Term
Obligations                $ 1,333,629             $ 3,822,847


Working
Capital
(Deficit)                  $ 5,103,943            ($ 3,835,755)

Preferred Stock            $    0                  $     0
Net Sales                  $    86,936             $ 1,019,520
TOTAL REVENUES             $   305,357             $ 1,112,580
Warrant Extensions         $     0                 $ 1,870,000
Benefit (Provision)
for Income Taxes           $     0                 $     0

Net Loss                  ($30,478,621)           ($17,996,197)

Net Loss Per
Common Share              ($.05)                  ($.07)
Cash Dividends Per Share
     Preferred             $     0                 $     0
     Common                $     0                 $     0


                                     FOR YEARS ENDED DECEMBER 31st

                      1998          1997         1996         1995         1994
Total Assets         $ 9,835,569   $12,981,300  $14,543,991  $ 9,074,669  $ 6,375,778
Long-Term
Obligations          $ 1,412,880   $ 2,697,099  $ 2,669,727  $   175,330  $   163,201
Working Capital
(Deficit)           ($ 9,899,008)  $   888,082  $ 1,785,576  $ 3,188,246  $ 2,612,884
Preferred Stock      $   0         $   0        $   0        $    37,900  $    54,900
Net Sales            $ 1,145,968   $ 1,155,907  $   597,592  $   461,257  $   184,507
TOTAL REVENUES       $ 1,378,213   $ 1,426,134  $   776,727  $   755,991  $   481,453
Warrant Extensions   $   0         $ 4,046,875  $ 9,175,375  $12,523,220  $   0
Benefit(Provision)for
Income Taxes         $   0         $   0        $   0        $   0        $   0
Net Loss            ($22,402,644) ($30,433,177)($24,045,702)($29,420,345)($11,672,123)
Net Loss Per
Common Share        ($.08)        ($.43)       ($.57)       ($.84)       ($.43)
Cash Dividends Per Share:
     Preferred       $0            $0           $0           $0           $0
     Common          $0            $0           $0           $0           $0



For more detailed information, please refer to the Company's Form
10-K for the year ended December 31, 1998, as well as the Company's Form 10-Qs for the quarters ended March 31, 1999; June
30, 1999 and September 30, 1999, all of which are available from the Company as set forth on the last page of this Proxy.


             INCREASE IN NUMBER OF AUTHORIZED SHARES

The Company's Articles of Incorporation, as amended, authorize the issuance of 975,000,000 shares of common stock, par value
$.10 per share.   As of December 10, 1999 there were
956,108,496 shares outstanding, and currently exercisable warrants to purchase 16,179,462 shares of common stock.

All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.

In the event of liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to receive on a pro rata basis all assets remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of the Company.

Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof, and subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets exceed the liquidation
preference of any outstanding preferred stock.   The Company has
not paid any cash dividends on its common stock since its inception and no cash dividends on the common stock are ontemplated at any time in the foreseeable future.

The Board of Directors of the Company unanimously approved   a
resolution to propose that the shareholders increase the number of authorized shares of common stock to 1,700,000,000 by amending the Company's Articles of Incorporation.

Although the Company currently has no specific plans to issue additional shares, if such an increase is approved, the Board of Directors may, without additional shareholder approval, authorize the sale of such additional shares in order to raise additional capital to fund the Company's operations and research and development projects, as well as to invest in other companies which already generate revenues, or have short-term revenue-generating potential, in order to support the capital needs of the Company's current projects. The Board will authorize management to use any such funds raised to fund existing or new research and development projects, or other investments, as management determines is in the best interest of the Company.

Management does not believe that, until full-scale manufacturing of the Noninvasive Glucose Sensor begins, or the sale of the Company's other products generates meaningful revenues, the Company presently has alternative means to raise additional funds. Because the market price for the stock has remained low it has been necessary to sell more shares than originally anticipated in order to raise sufficient capital; therefore, the
authorization of additional shares   is necessary. The proposal
to increase the number of authorized shares is part of management's long-term plan to continue funding the Company's existing and future research and development projects, and to fund manufacturing start-up of the Noninvasive Glucose Sensor. Any future sale of additional shares, whether in a public or private offering, will dilute the holdings of existing shareholders. The Company has no current specific plans for any proceeds received from the future sale of the additional shares, but may use any such proceeds to continue funding existing research and development projects, manufacturing, and other unrelated projects which are deemed by management to be in the best interest of the Company. Such projects are subject to risks, and there can be no assurances that any current or future project will be successful or result in commercially viable products.

The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose or delay a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Although shareholders approved a reverse stock split of up to one for twenty in June 1998, the Company has no current plans to conduct a reverse stock split.

The Company's common stock now trades on the Electronic Bulletin
Board, since its delisting from the small-cap market.   Although
the trading volume of the Company's common stock has not declined, the price of the common stock has declined since the move to the Bulletin Board, and the risk exists that, both the Company's common stock trading volume and price will decrease.

The Board of Directors recommends shareholder approval of the proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock to
1,700,000,000.   The affirmative vote of the holders of a
majority of the common stock entitled to vote at the Special Meeting is necessary to approve the amendment. If not otherwise specified, properly executed proxies will be voted in favor of the amendment.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.


                  DIRECTORS AND EXECUTIVE OFFICERS

Director           Age        Since         Position

David L. Purdy     71         1972          President, Chairman of the
                                            Board, Director

Fred E. Cooper     53         1989          Chief Executive Officer,
                                            Executive Vice President, Director

Anthony J. Feola   51         1990          Senior Vice President, Director

Glenn Keeling      48         1991          Vice President, Director

Stan Cottrell      56         1998          Director

Paul W. Stagg      52         1998          Director
_____________________________


DAVID L. PURDY, 71 is President, Chairman of the Board, Treasurer and a director of the Company. Mr. Purdy has been a director and Chairman of the Board since its organization in 1972 and is considered the organizer and founder of the Company; he devotes 60% of his time to the business of the Company, and 40% of his time to Diasensor.com. He has also served as President of the Company from 1972 through December 1990, with the exception of five months in 1980, when he served as Chairman and full-time Program Director of the Company's implantable medicine dispensing device program with St. Jude Medical, Inc., and from October 1, 1987 through July 15, 1988, when he served as Chairman and
Director of Research and Development for the Company.   Prior to
Founding the Company, he was employed by various companies in the medical technology field, including Arco Medical, Inc. Mr. Purdy is also an officer and director of Diasensor.com and Coraflex.

FRED E. COOPER, 53, is the Chief Executive Officer, Executive Vice President and a director of the Company; he devotes approximately 60% of his time to the business of the Company, and
40% to Diasensor.com. Prior   to joining the Company, Mr. Cooper
co-founded Equitable Financial Management, Inc. of Pittsburgh,
PA, a company in which he served   as Executive Vice President
until his resignation   and divestiture of ownership in August
1990. In 1972, Mr. Cooper founded Cooper Leasing Corp., Pittsburgh, Pennsylvania, a company specializing in equipment and
venture financing.   Mr. Cooper was appointed Chief Executive
Officer in January 1990. He is also an officer and director of Diasensor.com and Barnacle Ban, and a director of Petrol Rem and Coraflex.

ANTHONY J. FEOLA, 51, rejoined the Company as its Senior Vice President in April 1994, after serving as Diasensor.com's Vice President of Marketing and Sales from January 1992 until April 1994. Prior to January 1992, he was the Company's Vice President
of Marketing and Sales.   Prior to joining the Company in
November 1989, Mr. Feola was Vice President and Chief Operating Officer with Gateway Broadcasting in Pittsburgh in 1989, and National Sales Manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director of the Company in February 1990, and also serves as a director of Diasensor.com, Coraflex, Petrol Rem and Barnacle Ban.

GLENN KEELING, 48, joined the Board of Directors in April 1991.
Mr. Keeling currently is a full-time employee of BICO in the position of Vice President of Marketing; his primary responsibilities beginning in 1994 have been the management and operation of IDT's Whole-Body Extracorporeal Hyperthermia project. From 1976 through 1991, he was a Vice President in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also President and a director of IDT.

STAN COTTRELL, 56, was appointed to the Board of Directors in 1998. Mr. Cottrell is the Chairman and Founder of Cottrell
Associates International, Inc., which   provides   international
business development, brokerage, specialty marketing and promotional services. He is a former director of marketing for Inhalation Therapy Services and was employed by Boehringer Ingelheim, Ltd. as a national product manager. Mr. Cottrell is a world ultra-distance runner, who recently completed a run across the Commonwealth of Pennsylvania to raise awareness regarding Diabetes, and he is the author of several books.

PAUL W. STAGG, 52, was appointed to the Board of Directors in 1998. Mr. Stagg is the marketing manager for the Wholesale Division of First Financial Resources, Inc., where he is responsible for marketing, underwriting, sorting and coordination
various types of financing for institutional investors.   Prior
to his current position, he was District Distributor of Marketing for Ginger Mae, a division of United Companies of Baton Rouge, LA.

Pursuant to the disclosure requirements of Item 405 of Regulation S-K regarding timely filings required by Section 16(a) of the Securities and Exchange Act, the Company represents the following. Based solely on its review of copies of forms received and written representations from certain reporting persons, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with applicable filing requirements.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Relationships

The Board of Directors of the Company approved employment agreements on November 1, 1994 for its officers, David L. Purdy,
Fred E. Cooper, Anthony J. Feola and Glenn Keeling  (See
"Employment Agreements").

David L. Purdy, President, Treasurer and a director of the
Company, is a director of Diasensor.com and Coraflex.  He is also the chairman and Chief Scientist of Diasensor.com, and the
President and Treasurer of Coraflex.   Mr. Purdy devotes 60% of
his time to BICO, and 40% to Diasensor.com.  Fred E. Cooper,
Chief Executive Officer, Executive Vice President and a director of the Company, is a director of Diasensor.com, Coraflex, Petrol
Rem, and Barnacle Ban. He is also the President of Diasensor.com, and Barnacle Ban. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasensor.com. Anthony J. Feola, Senior Vice
President and a director of the Company, is also a director of Diasensor.com, Coraflex, Petrol Rem, and Barnacle Ban. Glenn Keeling, Vice President and a director of the Company, was employed on January
1, 1992 as BICO's manager of product development. Mr. Keeling is also the President and a director of IDT. Gary Keeling, the brother of Glenn keeling, resigned as an officer and director of Diasensor.com in August 1997.

Property

Three of the Company's current executive officers and/or directors and two former directors of the Company are members of the nine-member 300 Indian Springs Road Real Estate Partnership
(the "Partnership") which in July 1990, purchased the Company's real estate in Indiana, Pennsylvania, and each has personally guaranteed the payment of lease obligations to the bank providing the funding. The five members of the Partnership who are also current or former officers and/or directors of the Company, include David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry
Adkins, each received warrants on June 29, 1990 to purchase
100,000 shares of the Company's common stock at an exercise price of $.33 per share until June 29, 1995 (those warrants still outstanding as of the original expiration date were extended until June 29, 2001). Mr. Adkins, who was a director at the time of the transaction, resigned from the Board of Directors on March
30, 1992. Mr. Keeling, who was not a director at the time of the transaction, joined the Board of Directors on May 3, 1991; Mr.
Onorato, who was not a director at the time of the transaction, was a BICO director from September 1992 until April 1994.

In all instances where warrants were issued in connection with the transactions set forth above, the exercise price of the warrants was equal to or above the current quoted market price of the Company's common stock on the date of issuance.

Loans

On October 1, 1990, the Board of Directors approved a $75,000 loan from the Company to Fred E. Cooper. Mr. Cooper signed a Promissory Note promising to pay the principal amount plus twelve percent (12%) simple interest. Mr. Cooper repaid $66,500 of the
$75,000 principal balance during 1991.   During 1991, the Company
granted loans to Fred E. Cooper in the aggregate amount of $57,400. Mr. Cooper signed Promissory Notes promising to pay the principal amounts upon demand plus ten percent (10%) simple interest. In January 1992, the Company granted a loan to Fred E. Cooper in the amount of $25,000. Mr. Cooper signed a Promissory Note promising to pay the principal amount upon demand plus ten percent (10%) simple interest. In 1997, the Companies granted loans to Fred E. Cooper aggregating $ 158,000; Mr. Cooper signed promissory notes promising to pay the principal amounts upon demand plus 8.25% simple interest. In 1998, the Company granted loans to Fred E. Cooper aggregating $275,000; Mr. Cooper signed a promissory note promising to pay the principal amount upon demand plus 8.25% simple interest. In 1999, all of Mr. Cooper's outstanding loans, including accrued interest, were consolidated to one loan in the amount of $777,399.80. Mr. Cooper began
repaying the loans in May of 1999.   The loan balance as of
November 30, 1999 was $751,504.  In addition, Mr. Cooper owns 66%
of a corporation called B-A-Champ.com.    During 1999, the
Company loaned B-A-Champ.com an aggregate of $150,000; as of November 30, 1999, approximately $100,000 had been repaid. In return, the Company received a 6.5% equity interest in that company, and will be repaid within one year.

In November 1997, the Companies granted a loan to Anthony J. Feola in the amount of $50,000. Mr. Feola signed a promissory note promising to pay the principal amount upon demand plus 8.25%
simple interest.   In February 1998, the Company granted a loan
to Anthony J. Feola in the amount of $185,000. Mr. Feola signed a promissory note promising to pay the principal upon demand plus 8.25% simple interest. In 1999, all of Mr. Feola's outstanding loans, including accrued interest, were consolidated into one loan in the amount of $259,476.82. Mr. Feola began repaying the loans in May of 1999. The loan balance as of November 30, 1999 was $247,606.

In December 1991, the Company granted a loan to Glenn Keeling in the amount of $5,000. Mr. Keeling signed a Promissory Note promising to pay the principal amount upon demand plus ten
percent  (10%) simple interest.   In December 1996, the Company
granted a loan to Glenn Keeling in the amount of $50,000. Mr. Keeling signed a promissory note promising to pay the principal amounts upon demand plus 8.25% simple interest. In November 1997, the Company granted a loan to Glenn Keeling in the amount
of $20,000.   Mr. Keeling signed a promissory note promising to
pay the principal upon demand plus 8.25% simple interest.   In
February 1998, the Company granted a loan to Glenn Keeling in the amount of $190,000. Mr. Keeling signed a promissory note promising to pay the principal upon demand plus 8.25% simple interest. In 1999, all of Mr. Keeling's outstanding loans, including accrued interest, were consolidated into one loan in the amount of $296,358.07. Mr. Keeling began repaying the loans
in May of 1999.   The loan balance as of November 30, 1999 was
$280,543.

In September 1995, the Company granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus one percent (1%). Interest and principal payments have been made on the note, and as of November 30, 1999, the balance was $175,547. Joseph Kondisko, a former director of Diasensor.com is a principal owner of Allegheny Food Services.

Each of the loans made to officers or directors and their affiliates was made for a bona fide business purpose. All future loans to officers, directors and their affiliates will be made for bona fide business purposes only.

Warrants

During 1999, the Company issued the following warrants to purchase common stock to its executive officers and directors:

On April 28, 1999, warrants to purchase common stock at $.129 per shares until April 28, 2004 were granted in the following amounts: 4,000,000 to Fred E. Cooper, the CEO and a director; 2,000,000 to Anthony J. Feola, the Senior Vice President and a director; 2,000,000 to Glenn Keeling, a Vice President and a director; 4,000,000 to David L. Purdy, the Chairman and a director; 250,000 to Stan Cottrell, a director; and 250,000 to Paul Stagg, a director. The exercise price of $.129 per share was equal to the market price on April 28, 1999.

             Compare 5-Year Cumulative Total Return
              Among Biocontrol Technology ("BICO"),
                 Market Index and SIC Code Index

EDGAR Support has advised that the graph will not transmit, the following information is sufficient.

                           FISCAL YEAR ENDING

COMPANY/INDEX/MARKET
                               12/31/94   12/31/95   12/31/96   12/31/97   12/31/98    11/30/99

Biocontrol Technology, Inc.     100.00     212.98      55.57      11.11      3.91        3.85
SIC Code Index                  100.00     170.61     185.81     215.53    294.27      272.60
NASDAQ Market Index             100.00     129.71     161.18     197.16    278.08      412.63


Table indicates value of investment at each year-end, asuming $100 invested on January 1, 1993.
Assumes Dividend Reinvested.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT

The following table sets forth the indicated information as of September 30, 1999 with respect to each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding common stock, each director of the Company, and all directors and executive officers of the Company as a group. The table excludes disclosure of entities such as Cede & Co. and other companies, which would reflect the ownership of entities who hold stock on behalf of shareholders.

As of September 30, 1999, there were 884,970,214 shares of the Company's common stock outstanding. The table below sets forth the common stock currently owned by each person or group, including common stock underlying warrants, all of which are currently exercisable, as of September 30, 1999. The left-hand column sets forth the percentage of the total number of shares of common stock outstanding as of September 30, 1999, which would be owned by each named person or group upon the exercise of all of the warrants held by such person or group together with common
stock currently owned.   Except as otherwise indicated, each
person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.



Name and                     Amount and          Percent of Beneficial
Address of                   Nature of           Ownership of
Beneficial                   Beneficial          Total Outstanding
Owner                        Ownership (1)       Common Stock (2)

David L. Purdy (3)           5,167,340 (4)       *
625 Kolter Drive
Indiana, PA 15701

Fred E. Cooper               5,076,200 (5)       *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Stan Cottrell                  250,000 (6)       *
4619 Westhampton Drive
Tucker, GA 30084

Anthony J. Feola             2,904,000 (7)       *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Glenn Keeling                2,238,500 (8)       *
2275 Swallow Hill Road
Building 2500, 2nd Floor
Pittsburgh, PA 15220

Paul Stagg                     270,000 (9)       *
168 LaLanne Road
Madisonville, LA 70447

All directors and executive 15,906,040(10)       1.7
Officers as a group (4)

*Less than one percent
____________________


(1) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(2) Represents total number of shares of common stock owned by each person, as set forth in the third column, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of September 30, 1999. For computation purposes, the total number of shares of common stock outstanding as of September 30, 1999 has been increased by the number of additional shares which would be outstanding if the person or group exercised all outstanding warrants.

(3) Does not include shares held by Mr. Purdy's adult children.
Mr. Purdy disclaims any beneficial interest to shares held by members of his family.

(4) Includes   currently exercisable warrants   to   purchase
the following: 187,200 shares of common stock at $.25 per share until April 24, 2001; 80,000 shares of common stock at $.33 per share until June 29, 2003; 500,000 shares of common stock at $.25 per share until May 1, 2001 pursuant to Mr. Purdy's previous employment agreement; and 4,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Purdy is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(5) Includes   currently exercisable warrants   to   purchase
the following: 300,000 shares of common stock at $.25 per share until May 1, 2001 pursuant to Mr. Cooper's previous employment agreement; and 4,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Cooper is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(6) Includes currently exercisable warrants to purchase 250,000 shares of common stock at $.129 per share until April 28, 2004.

(7) Includes   currently exercisable warrants   to   purchase
the following: 100,000 shares of common stock at $.25 per share until November 26, 2003; 100,000 shares of common stock at $.25 per share until May 1, 2001 pursuant to Mr. Feola's previous employment agreement; 350,000 shares of common stock at $.50 per share until October 11, 2002; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Feola is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(8) Includes currently exercisable warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2001; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Keeling is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement (See, "Employment Agreements").

(9) Includes currently exercisable warrants to purchase 20,000 shares of common stock at $.06 per share until April 27, 2003;
and 250,000 shares of common stock at $.129 per share until April
28, 2004.

(10) Includes shares of common stock, including stock currently owned, available under currently exercisable warrants as set forth above.

                      SHAREHOLDER PROPOSALS

All shareholder proposals to be presented at the next Annual
Meeting of the Company must be received by the Company at its principal executive offices by January 30, 2000 for inclusion in the proxy materials relating to the next Annual Meeting.

                          OTHER MATTERS

The management of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the person named in the enclosed Proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with his judgment.

                   INCORPORATION BY REFERENCE

The latest financial statements of the Company, as well as other information regarding the Company may be found in other documents the Company has filed or will file with the SEC. The following documents are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (2)  The  Company=s Form 10-Qs for the quarter  ended  March
          31, 1999; June 30, 1999; and September 30, 1999.

The Company undertakes to provide without charge to each person to whom these Proxy Materials are delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference. Such requests should be made to: Investor Relations Department, Biocontrol Technology, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220; by telephone at (412) 429-0673 or by fax at (412) 279-
1367.


                 FINANCIAL AND OTHER INFORMATION

For additional information, including Financial Information, Financial Statements and corresponding notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations, please review the Company's Form Annual Report on Form 10-K, the Company's Form S-1 Registration Statement, as well as the Company's Quarterly Reports on Form 10-Q, all of which are available at no charge from the Company or on-line from the SEC's EDGAR system at www.sec.gov. Information about the Company is
also available on its website at www.bico.com.   For information,
please contact Diane McQuaide, the Company's Investor Relations
Representative at:

                     2275 Swallow Hill Road
                      Bldg. 2500, 2nd Floor
                      Pittsburgh, PA 15220
                         (412) 429-0673




                                        By Order of the Board of Directors



                                        ______________________________
                                        David E. Staudenmaier, Secretary

PROXY CARD




BIOCONTROL TECHNOLOGY, INC. PROXY
2275 Swallow Hill Road                      THIS PROXY IS SOLICITED ON
Pittsburgh, PA  15220                       BEHALF OF THE BOARD OF DIRECTORS


      The undersigned, having received the Notice of the Special
Meeting of Shareholders and the Biocontrol Technology, Inc. Proxy Statement, hereby appoint(s) David E. Staudenmaier proxy of the undersigned (with full power of substitution) to attend the above Special Meeting and all adjournments thereof (the "Special Meeting") and there vote all shares of Common Stock of Biocontrol Technology, Inc.  (The
"Company")  that   the undersigned would be entitled to vote, if
personally present with regard to all matters which may come before the Special Meeting, including the items set forth below.
To cast a vote in connection with the following items, please check the box next to the appropriate response.

1. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 1,700,000,000.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN


2. In his discretion upon the transaction of other business as may properly come before the Special Meeting.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

      The undersigned hereby revokes all previous proxies for the Special Meeting, acknowledges receipt of the Notice of the Special Meeting and Proxy Statement furnished therewith and ratifies all that the said proxies may do by virtue hereof.

      This proxy when properly executed will be voted in the manner specified herein. If no specification is made, this proxy will be voted in favor of Item 1 and the authority provided by
Item 2 will be deemed granted.

      Please sign exactly as name appears below. Joint owners should each sign personally. If signing in any fiduciary or representative capacity, give full title as such. For shares held by a corporation, please affix corporate seal.


          Date:____________________________________



               ____________________________________
               Signature



               _____________________________________
               Sign, date and return this proxy
               Immediately in the enclosed envelope
               To Chase-Mellon Shareholder Services

   NOTE: ONLY BONA FIDE SHAREHOLDERS WILL BE ADMITTED TO THE SPECIAL SHAREHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF OWNERSHIP AS
          OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.